Consent of Independent Auditors





We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-19425) pertaining to the Fleet Financial Group, Inc. Savings Plan of Fleet Financial Group, Inc. of our report dated June 2, 1995, with respect to the financial statements and schedules of the Fleet Financial Group, Inc. Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1994.





ERNST & YOUNG LLP



Providence, RI

June 26, 1995